EXHIBIT 5.1

                       [Conyers Dill & Pearman Letterhead]


Leisureplanet Holdings, Ltd.
Clarendon House
Church Street
Hamilton HM CX
Bermuda

                                                               January 28, 2000



                  Re:      Leisureplanet Holdings, Ltd.

Gentlemen:

         We have acted as special legal counsel in Bermuda to Leisureplanet Holdings, Ltd. (the "Company") in connection with its filing of a Registration Statement on Form S-3 (the "Registration Statement") covering: (i) an aggregate of 1,511,547 shares of Common Stock, 1,379,310 of which were issued pursuant to a Purchase Agreement dated December 22, 1999, and 132,237 of which were issued in connection with the Company's acquisition of its South African subsidiaries, Gull Foods and Fifers Bakery (collectively, the "Shares"), (ii) an aggregate of 135,000 shares of Common Stock issuable upon exercise of a warrant (the "First Warrant") issued to Value Investing Partners, Inc. (the "First Warrant Shares"),
(iii) an aggregate of 800,000 shares of Common Stock issuable upon exercise of certain unit purchase options (the "Unit Purchase Options") and class A warrants and class B warrants (the "Underlying Warrants") underlying the Unit Purchase Options (the "UPO Shares"), and (iv) an aggregate of 720,000 shares of Common Stock issuable upon exercise of a warrant (the "Second Warrant") issued to InfoSpace.com, Inc. (the "Second Warrant Shares").

         For the purposes of giving this opinion, we have examined a copy of the Registration Statement, the Company's Memorandum of Association and Bye-Laws as amended to date, and minutes of meetings of its directors and shareholders.

         With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents as originals and the genuineness of all signatures on all documents submitted to us.

         On the basis of the foregoing, we are of the opinion that:

         (i) the Shares have been validly authorized and legally issued and are fully paid and non-assessable;

         (ii) the First Warrant Shares, when issued upon exercise in accordance with the First Warrant, will be validly issued, fully paid and non-assessable;

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         (iii)    the UPO Shares, when issued upon exercise in accordance with the Unit Purchase Options or the Underlying Warrants, will be validly issued, fully paid and non-assessable;

         (iv) the Second Warrant Shares, when issued upon exercise in accordance with the Second Warrant, will be validly issued, fully paid and non-assessable.

         As used in this opinion in relation to any shares, the term "non-assessable" means that no further sums are required to be paid by the holders of such shares in connection with the issue thereof.

         We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the filing of a copy of this opinion as an Exhibit thereto.

                                                     Very truly yours,

                                                     /s/ Conyers Dill & Pearman

                                                     Conyers Dill & Pearman